Filed Pursuant to Rule 433
Registration Statement Number 333-180300-03
STRATEGIC ACCELERATED REDEMPTION SECURITIES®
Investments for flat to moderately bullish markets, subject to a cap, with full downside risk

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index
Automatic Call
 Automatic call if the Observation Level is equal to or greater than the Call Level on any Observation Date
-   If called, an investor will receive, per unit, $10 plus a return over the original offering price equal to the applicable Call Premium

Payment at Maturity	If not called prior to maturity, for each unit, a negative return on the original offering price equal to the percentage of such decrease below the Threshold Value, with 100% of principal at risk.
Investment Considerations
This investment is designed for investors who anticipate that the Observation Level will be equal to or greater than the Call Level on any of the Observation Dates, and are willing to accept that their return on their investment, if any, will be capped at the Call Premium, take full downside risk, have their investment called prior to maturity, and forgo interim interest payments.

Index	S&P 500® Index (Bloomberg symbol: “SPX”)
Call Premium
[3.50% to 5.50%] if the notes are called on the first Observation Date, [5.25% to 8.25%] if the notes are called on the second Observation Date, and [7.00% to 11.00%] if the notes are called on the final Observation Date, to be determined on the pricing date

Observation Dates	Approximately 6, 9 and 12 months from the pricing date
Threshold Value	100% of the starting value of the Index
Call Level	100% of the starting value of the Index
Observation Level	The closing level of the Index on any Observation Date
Issuer	Credit Suisse AG (“Credit Suisse”)
Term	Approximately one year
Listing	No
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/1053092/000095010313000491/dp35677_fwp-str4.htm
You should read the relevant Preliminary Offering Documents before you invest.
Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
•	If your notes are not called prior to maturity, your investment may result in a loss.
•	Your return on the notes, if any, is limited to the Call Premium.
•	Any payments due on the notes are subject to the credit risk of Credit Suisse. If Credit Suisse is unable to make payments on its obligations, you may lose all or substantially all of your investment.
•	If you attempt to sell the notes prior to maturity, the price you receive may be less than the original offering price.
•	You will have no rights of a holder of the securities represented by the Index.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents
for complete product disclosure, including related risks and tax disclosure.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary term sheet, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Term Sheet dated January 24, 2013, Product Supplement EQUITY INDICES STR-1 dated September 27, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary term sheet, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-(800)-221-1037.

You may access the product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary term sheet.